EXHIBIT 23.1


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2000, except for Note 16, as to which the date is February 29, 2000, relating to the financial statements, which appears in the Colonial Properties Trust Annual Report which is incorporated by reference in Colonial Properties Trust's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 17, 2000 relating to the financial statements schedules which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Birmingham, Alabama

October 20, 2000